Exhibit 10.1

April 18, 2011

Mr. Asa Lanum
2181 Bayhill Court.
Half Moon Bay, CA 94019

Dear Asa

We are delighted to extend to you an offer to join Innovaro in the role of Chief Executive Officer effective April 17, 2011.

Asa, we believe you will help us create value for our shareholders and help us grow the company further.  We believe you should be rewarded for that through our compensation principles and practices.  The following is the outline of our offer, including details of your compensation:

The details of the offer follow:

1.	Title: Chief Executive Officer
2.	Work location: Tampa
3.	$325,000 salary
4.	One time grant of 250,000 options according to company plan upon board of directors approval, 100,000 Incentive Stock Options and 150,000 Non-Qualified Stock Options.
5.	Employee benefits according to company plan.
6.	If you do move to Tampa the Company will cover the cost of your relocation to Tampa and the first "bounce" on any taxes that would occur if portions of the move are treated as a taxable item.

Either party may terminate this Agreement for any reason at any time.

Please sign below to acknowledge acceptance of this offer of employment and return one original copy to me.

Offer Accepted by	/s/ Asa Lanum	; 18 April, 2011
Asa Lanum

	/s/ Charles Pope	; 18 April, 2011
Charles Pope, Chairman of the Board